As filed with the Securities and Exchange Commission on May 8, 2009
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BAKER HUGHES INCORPORATED
(Exact name of issuer as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	76-0207995 (I.R.S. Employer Identification No.)
2929 Allen Parkway, Suite 2100
Houston, Texas 77019-2118
(Address, including zip code of Principal Executive Offices)

Baker Hughes Incorporated Employee Stock Purchase Plan
(Full title of the plan)

ALAN R. CRAIN, ESQ.
SENIOR VICE PRESIDENT AND GENERAL COUNSEL
BAKER HUGHES INCORPORATED, 2929 ALLEN PARKWAY, SUITE 2100
HOUSTON, TEXAS 77019-2118
(713) 439-8600
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of		Maximum	Maximum	Amount
Securities	Amount	Offering	Aggregate	of
to be	to be	Price per	Offering	Registration
Registered	Registered	Share(1)	Price(1)	Fee
Common Stock, $1.00 par value per share	8,000,000 Shares	$38.25	$306,000,000	$17,074.80

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h)and based upon the average of the high and low sales price of the Common Stock reported on the New York Stock Exchange on May 8, 2009.

Part II
     This Registration Statement is being filed pursuant to General Instruction E of Form S-8 under the Securities Act of 1933, as amended. The contents of the Registration Statement No. 33-14803 on Form S-8, Post-Effective Amendment No. 2 to Registration Statement No. 33-14803, Registration Statement No. 33-57759, Registration Statement No. 333-81463 and Registration Statement No. 333-138500 on Form S-8 filed by Baker Hughes Incorporated with the Securities and Exchange Commission are incorporated herein by reference. Filed as exhibits hereto are the following opinion and consents:
5.1	Opinion of William D. Marsh, Deputy General Counsel of Baker Hughes Incorporated, as to the validity of the securities.

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of William D. Marsh (contained in Exhibit 5.1)
INDEMNIFICATION OF DIRECTORS AND OFFICERS
     (a) The Company’s Restated Certificate of Incorporation contains a provision that eliminates the personal liability of a director to the Company and its stockholders for monetary damages for breach of his fiduciary duty as a director to the extent currently allowed under the Delaware General Corporation Law. If a director were to breach such duty in performing his duties as a director, neither the Company nor its stockholders could recover monetary damages from the director, and the only course of action available to the Company’s stockholders would be equitable remedies, such as an action to enjoin or rescind a transaction involving a breach of fiduciary duty. To the extent certain claims against directors are limited to equitable remedies, the provision in the Company’s Restated Certificate of Incorporation may reduce the likelihood of derivative litigation and may discourage stockholders or management from initiating litigation against directors for breach of their fiduciary duty. Additionally, equitable remedies may not be effective in many situations. If a stockholder’s only remedy is to enjoin the completion of the Board of Directors’ action, this remedy would be ineffective if the stockholder does not become aware of a transaction or event until after it has been completed. In such a situation, it is possible that the stockholders and the Company would have no effective remedy against the directors.
     Under the Company’s Restated Certificate of Incorporation, liability for monetary damages remains for (i) any breach of the duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payment of an improper dividend or improper repurchase of the Company’s stock under Section 174 of the Delaware General Corporation Law, or (iv) any transaction from which the director derived an improper personal benefit. The Company’s Restated Certificate of Incorporation further provides that in the event the Delaware General Corporation Law is amended to allow the further elimination or limitation of the liability of directors, then the liability of the Company’s directors shall be limited or eliminated to the fullest extent permitted by the amended Delaware General Corporation Law.
      (b) Under Article III of the Company’s Restated Bylaws as currently in effect and indemnification agreements with the Company’s officers and directors (the “Indemnification Agreements”), each person who is or was a director or officer of the Company or a subsidiary of the Company, or who serves or served any other enterprise or organization at the request of the Company or a subsidiary of the Company, shall be indemnified by the Company to the full extent permitted by the Delaware General Corporation Law.
     Under such law, to the extent that such person is successful on the merits in defense of a suit or proceeding brought against him by reason of the fact that he is or was a director or officer of the Company, or serves or served any other enterprise or organization at the request of the Company, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred in connection with such action.
     Under such law, if unsuccessful in defense of a third-party civil suit or a criminal suit, or if such suit is settled, such a person shall be indemnified against both (i) expenses, including attorneys’ fees, and (ii) judgments, fines and amounts paid in settlement if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful.
     If unsuccessful in defense of a suit brought by or in the right of the Company, where such suit is settled, such a person shall be indemnified under such law only against expenses (including attorneys’ fees) actually and reasonably incurred in the defense or settlement of such suit if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company, except that if such person is adjudged to be liable in such a suit for negligence or misconduct in the performance of his duty to the Company, he cannot be made whole even for expenses unless the court determines that he is fairly and reasonably entitled to indemnity for such expenses.
     The Indemnification Agreements provide directors and officers with specific contractual assurance that indemnification and advancement of expenses will be available to them regardless of any amendments to or revocation of the indemnification provisions of the Company’s Restated Bylaws. The Indemnification Agreements provide for indemnification of directors and officers against both stockholder derivative claims and third-party claims. Sections 145(a) and 145(b) of the Delaware General Corporation Law, which grant corporations the power to indemnify directors and officers, specifically authorize lesser indemnification in connection with derivative claims than in connection with third-party claims. The distinction is that Section 145(a), concerning third-party claims, authorizes expenses and judgments and amounts paid in settlement (as is provided in the Indemnification Agreements), but Section 145(b), concerning derivative suits, generally authorizes only indemnification of expenses. However, Section 145(f) expressly provides that the indemnification and advancement of expenses provided by or granted pursuant to the subsections of Section 145 shall not be exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any agreement. It is unclear whether a court would decide that Delaware’s public policy would support this aspect of the Indemnification Agreement under the authority of Section 145(f), or whether Delaware’s public policy would cause its invalidation because it does not conform to the distinctions contained in Sections 145(a) and 145(b).
     Delaware corporations also are authorized to obtain insurance to protect officers and directors from certain liabilities, including liabilities against which the corporation cannot indemnify its directors and officers. The Company currently has in effect a directors’ and officers’ liability insurance policy providing aggregate coverage in the amount of $300,000,000.
UNDERTAKINGS
     (a) The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
     (i) To include any prospectus required by section 10(a) (3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement. Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its Counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Peter A. Ragauss and William D. Marsh, and each of them, each of whom may act without joinder of the other, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all pre- and post-effective amendments to this Registration Statement, including without limitation any registration statement of the type contemplated by Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of any or all of them, may lawfully do or cause to be done by virtue hereof.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Houston, State of Texas, on May 8, 2009.

BAKER HUGHES INCORPORATED
By:	/s/ Chad C. Deaton
Chad C. Deaton
Chairman of the Board, President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on May 8, 2009:

Signature	Title

/s/ CHAD C. DEATON (Chad C. Deaton)	Chairman of the Board, President and Chief Executive Officer (principal executive officer)

/s/ PETER A. RAGAUSS (Peter A. Ragauss)	Senior Vice President and Chief Financial Officer (principal financial officer)

/s/ ALAN J. KEIFER (Alan J. Keifer)	Vice President and Controller (principal accounting officer)

/s/ LARRY D. BRADY (Larry D. Brady)	Director

/s/ CLARENCE P. CAZALOT, JR. (Clarence P. Cazalot, Jr.)	Director

/s/ EDWARD P. DJEREJIAN (Edward P. Djerejian)	Director

/s/ ANTHONY G. FERNANDES (Anthony G. Fernandes)	Director

/s/ CLAIRE W. GARGALLI (Claire W. Gargalli)	Director

/s/ PIERRE H. JUNGELS (Pierre H. Jungels)	Director

/s/ JAMES A. LASH (James A. Lash)	Director

/s/ J. LARRY NICHOLS (J. Larry Nichols)	Director

/s/ H. JOHN RILEY, JR. (H. John Riley, Jr.)	Director

/s/ CHARLES L. WATSON (Charles L. Watson)	Director

Exhibit Index
5.1	Opinion of William D. Marsh, Deputy General Counsel of Baker Hughes Incorporated, as to the validity of the securities.

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of William D. Marsh (contained in Exhibit 5.1)